Exhibit 99.1

FOR IMMEDIATE RELEASE

Seneca Gaming Corporation

Announces Agreement to Terminate $80 million Term Loan

Niagara Falls, NY — May 9, 2005 —  The Seneca Nation of Indians (the Nation), Seneca Niagara Falls Gaming Corporation (SNFGC) and Freemantle Limited (Freemantle) have come to a mutual agreement (Termination Agreement) to terminate the $80 million loan (Term Loan) that Freemantle provided in November 2002 for the construction and development of Seneca Niagara Casino.  President of the Nation and Chairman of the Board of SNFGC, Barry E. Snyder, Sr., expressed the Nation’s and his personal appreciation for the contributions made to Seneca Niagara Casino by K. T. Lim of Freemantle and commented that “We would not be where we are today without his assistance.”

SNFGC is a wholly owned subsidiary of Seneca Gaming Corporation (SGC). As discussed in SGC’s annual report on Form 10-K for the fiscal year ended September 30, 2004 filed with the Securities and Exchange Commission earlier today, the Nation recently reviewed and accepted a special independent investigative report that addressed various issues relating to the development, financing and operation of the Casino. Based on that report, the Nation has affirmed that Freemantle extended its loan on an arms’ length basis, in an ethical manner, without any collusion or self-dealing, and on terms that were deemed commercially reasonable by the parties at the time the loan was made.

Both the Nation and Freemantle have affirmed that they have resolved their relationship in an amicable manner and stated that depending on future circumstances they may do business again in the future.

We expect to pay approximately $126.0 million (Termination Amount) to comply with the Termination Agreement and we are required to pay such amount on or prior to May 23, 2005.  The Termination Amount represents $80.0 million for repayment of the principal amount borrowed under the Term Loan and an additional $46.0 million negotiated amount, and otherwise reduces the future interest payment amounts due under the Term Loan if it had not been terminated by approximately $18 million. This will however, result in a charge against earnings in May 2005 due to the early extinguishment of the Term Loan of approximately $50.0 million representing the $46.0 million negotiated amount and $4.0 million write-off of deferred finance fees.

SGC is a wholly owned, tribally chartered corporation of the Nation that operates all of the Nation’s Class III gaming operations in Western New York. SGC, through its wholly owned subsidiaries, SNGFC and Seneca Territory Gaming Corporation (STGC), operates two casinos in Niagara Falls, New York (Seneca Niagara Casino) and Salamanca, New York (Seneca Allegany Casino), respectively.

Seneca Gaming Corporation, the parent and sole direct owner of the Borrower, is looking at several financing options to borrow the necessary funds to prepay the term loan.  There can be no assurance, however, that SGC will be able to raise the necessary funds on or prior to May 23, 2005.

Forward-Looking Information

                This press release contains certain forward-looking information intended to qualify for the safe harbor from liability established by the Private securities Litigation Reform Act of 1995. These may be generally identified by the context of certain statements or the use of forward-looking terminology, such as “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”, and words of similar meaning, with references to SGC and its management. Similarly, statements that describe our plans or goals are all forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this earnings release, including, but not limited to our ability to raise the necessary funds to pay the Termination Amount on or prior to May 23, 2005. Additional information concerning potential factors that could affect SGC’s financial conditions, results of operations, and expansion projects, is included in the filings of SGC with the SEC.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.